Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form N-1A (file No. 333-13593 and 811-7853) of our report dated January 23, 1998, on our audit of the financial statements and financial highlights of Kalmar "Growth-with-Value" Small Cap Fund, a series of Kalmar Pooled Investment Trust, as of December 31, 1997 and for the period from April 11, 1997 (commencement of operations) through December 31, 1997, which report is incorporated by reference into the Registration Statement. We also consent to the reference to our Firm under the headings Audits and Reports and Financial Statements in the Statement of Additional Information.


Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 31, 1998